UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     June 30, 2009

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

650 Liberty Avenue
Union, New Jersey 07083
(Address of principal executive offices)   (Zip code)

(908) 688-0888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the 2009 Annual Meeting of Shareholders of Bed Bath & Beyond Inc. (the “Company”) held on June 30, 2009, the shareholders of the Company approved the Company’s proposals to approve the following amendments to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended By-laws (the “By-laws”): (i) adopting majority voting for the election of directors in non-contested elections; (ii) eliminating supermajority voting provisions; and (iii) adding a new article to the Certificate of Incorporation eliminating statutory supermajority voting requirements.

Under Article SEVENTH of the Certificate of Incorporation, as amended by the certificate of amendment of the Certificate of Incorporation (the “Certificate of Amendment”) and Article III, Section 13 of the By-laws, each vote will be specifically counted “for” or “against” the director’s election.  An affirmative majority of the total number of votes cast “for” a director nominee will be required for election.  Shareholders will also be entitled to abstain with respect to the election of a director.  In accordance with New York law, abstentions would have no effect in determining whether the required affirmative majority vote has been obtained.  Director nominees in contested elections will continue to be elected by plurality vote.  An election is considered contested if there are more nominees for election than positions on the Board of Directors of the Company (the “Board”) to be filled.

In connection with the filing of the Certificate of Amendment with the New York Department of State, effective as of June 30, 2009, Article III, Section 14 of the By-laws has been amended to provide for a director resignation policy consistent with the majority vote standard, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election would be required to immediately tender his or her resignation to the Board.  The Board then will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation.  In making its decision, the Board may consider any factors or information that it considers appropriate or relevant.  The Board’s explanation of its decision would be promptly disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission.  The decision of the Board and such disclosure shall be completed within 90 days from the date of the certification of the election results.

The Certificate of Amendment and related amendments to the By-laws also eliminate the supermajority vote requirements contained in Article SEVENTH of the Certificate of Incorporation and Article VII, Section 4 of the By-laws, which provided that shareholders may amend certain provisions of the Certificate of Incorporation and By-laws related to the Board and meetings of shareholders by the vote of 80% of voting power of all the then outstanding shares of voting stock of the Company entitled to vote at an election of directors, voting together as a single class, so that all such amendments, including those related to the Board of Directors and meetings of shareholders, will only require the vote of the holders of a majority of the outstanding shares entitled to vote thereon, rather than the vote of the holders of 80% of such shares.

In addition, because the New York Business Corporation Law specifies that a vote of two-thirds of the outstanding shares entitled to vote thereon is required for certain matters unless a company’s certificate of incorporation specifically provides that such matters shall be approved by the vote of a majority of the outstanding shares entitled to vote thereon, the Certificate of Amendment adds a new Article to the Certificate of Incorporation providing that the affirmative vote of a majority of the outstanding shares entitled to vote thereon would be required to (i) adopt a plan of merger or consolidation, (ii) approve the sale, lease or exchange of all or substantially all of the assets of the Company, (iii) approve a share exchange, or (iv) dissolve the Company.

In addition, on June 30, 2009, the Board adopted amendments to Article V of the By-laws to provide that the Company shall, to the fullest extent permitted by applicable law, indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Company, or serves or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of the Company in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred as a result of such action or proceeding, or any appeal therein; provided that to the extent prohibited by applicable law no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  The By-laws previously provided that the Company shall indemnify directors, and may indemnify officers, for such costs and expenses.

See the Current Report on Form 8-K filed by the Company on April 9, 2009 for a description of the additional amendments to the By-laws previously adopted by the Board which became effective as of June 30, 2009.

The foregoing description of the Certificate of Amendment and By-laws is qualified in its entirety by reference to the Certificate of Amendment attached hereto as Exhibit 3.1 and the By-laws attached hereto as Exhibit 3.2, each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits:

3.1               Certificate of Amendment of Restated Certificate of Incorporation of Bed Bath & Beyond Inc.

3.2               Amended By-laws of Bed Bath & Beyond Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: July 1, 2009	By:	/s/ Eugene A. Castagna
By: Eugene A. Castagna Chief Financial Officer and Treasurer (Principal Financial Officer)